Exhibit 99.1

Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS, 2008
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Q2 revenues slightly down over last year while first half results remain up over last year;
outlook positive for the second half

Ann Arbor, Michigan, August 12, 2008 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and six months ending June 30, 2008.

Second Quarter Results

Revenues for the second quarter reached $12.6 million, compared to $13.0 million for the corresponding period in 2007, a decrease of 3.2% over the same period last year.

Gross profit for the quarter was $2.8 million, or 22.5% of revenues, compared to $3.7 million, or 28.8% of revenues, for the corresponding period in 2007.

The net loss for the second quarter was $(1.9) million, or $(0.15) per share, versus $(1.5) million, or $(0.13) per share, for the corresponding period last year.

“During the second quarter we experienced material shortages and model changeover start up issues in our Armor Division,” noted Arotech’s Chairman and CEO Robert S. Ehrlich. “Our Battery Division had significant negative currency adjustments between the dollar and the Israeli shekel and  a corresponding decline in margins, but our Simulation Division continued with another strong quarter, with revenues up 39% over the same quarter, last year,” continued Ehrlich. “We are optimistic that our Armor and Battery Divisions will get back on scheduled production and deliveries for a strong second half of 2008,” concluded Ehrlich.

First Six Months Results

Revenues for the first six months reached $25.9 million, compared to $24.6 million for the corresponding period in 2007, an increase of 5.3% over the same period last year.

Gross profit for the six months was $6.1 million, or 23.5% of revenues, compared to $7.9 million, or 32.1% of revenues, for the corresponding period in 2007.

The net loss for the first six months was $(2.9) million, or $(0.23) per share, versus $(3.2) million, or $(0.28) per share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $51.6 million as of June 30, 2008, as compared to $54.2 million at June 30, 2007.

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Cash Position at Quarter End

As of June 30, 2008, the Company had $1.7 million in cash, $179,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, and $55,000 in available-for-sale marketable securities, as compared to December 31, 2007, when the Company had $3.4 million in cash, $320,000 in restricted collateral deposits, $1.5 million in an escrow receivable, and $47,000 in available-for-sale marketable securities. Cash was invested in the Company’s Armor Division and a paydown of its working capital bank line.

Short term bank borrowings were $2.3 million at the end of the second quarter 2008 compared to $4.6 million at the end of the year 2007.

The Company had trade receivables of $7.9 million as of June 30, 2008, compared to $14.6 million as of December 31, 2007. The Company had a current ratio (current assets/current liabilities) of 1.95, up from the December 31, 2007 current ratio of 1.93.

Conference Call

The Company will host a conference call tomorrow, Wednesday, August 13, 2008 at 9:00 a.m. EDT. Those wishing to access the conference call should dial 1-888-282-4019 (U.S.) or +1-913-312-1264 (international) a few minutes before the 9:00 a.m. EDT start time. A replay of the conference call will be available starting Wednesday, August 13, 2008 at 11:00 a.m. until Friday, August 15, 2008 at 12:00 p.m. The replay telephone number is 1-888-203-1112 (U.S) and +1-719-457-0820 (international). The replay passcode is: 1561483.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
Revenues	$25,857,582	$24,557,890	$12,607,006	$13,028,728
Cost of revenues, exclusive of amortization of intangibles	19,772,500	16,685,240	9,767,718	9,282,017
Research and development	832,872	922,255	225,778	424,170
Selling and marketing expenses	2,286,995	2,093,501	1,144,356	1,062,733
General and administrative expenses	6,825,780	6,349,404	3,293,320	2,625,114
Amortization of intangible assets	985,021	736,171	492,408	396,211
Escrow adjustment	(1,448,074)	–	–	–
Total operating costs and expenses	29,255,094	26,786,571	14,923,580	13,790,245
Operating loss	(3,397,512)	(2,228,681)	(2,316,574)	(761,517)
Other income	659,149	69,118	122,777	57,174
Financial income (expenses), net	(52,952)	(626,813)	137,061	(502,733)
Loss before minority interest in earnings of subsidiaries, earnings from affiliated company and tax expenses	(2,791,315)	(2,786,376)	(2,056,736)	(1,207,076)
Income tax expenses	(11,828)	(174,906)	108,106	(68,999)
Gain from affiliated company	(116,086)	(112,179)	–	(159,800)
Minority interest in earnings of subsidiaries	–	(110,330)	–	(49,674)
Net loss	$(2,919,229)	$(3,183,791)	$(1,948,630)	$(1,485,549)
Basic and diluted net loss per share	$(0.23)	$(0.28)	$(0.15)	$(0.13)
Weighted average number of shares used in computing basic and diluted net loss per share	12,591,575	11,301,183	12,604,715	11,380,845

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